Exhibit 99.1

FOR IMMEDIATE RELEASE	NOVEMBER 13, 2003

Investor Relations Contact:	Media Relations Contact:
Diana Matley	Kevin Brett
408-433-4365	408-433-7150
diana@lsil.com	kbrett@lsil.com

CC03-114

LSI LOGIC’S STORAGE SYSTEMS BUSINESS TO BECOME SEPARATE COMPANY

LSI Logic to Create Independent Company to Capitalize on Global Movement Toward Modular, Scalable Storage Systems and Software

Current Partner and Supplier Relationships to be Maintained

MILPITAS, CA – LSI Logic Corporation (NYSE: LSI) today announced its intention to separate its storage systems operations from its mainstream semiconductor business and create an independent storage systems company. The independent company will be based upon LSI Logic’s wholly owned subsidiary, LSI Logic Storage Systems, Inc., which is currently reported as a separate segment in LSI Logic’s financial statements.

“Our plan is to create an independent storage systems company that unlocks the value and potential of our storage systems business. We anticipate that a separation will intensify the market focus and strategic direction of the two companies, benefiting customers, investors and employees,” said Wilfred Corrigan, LSI Logic chairman and chief executive officer. “The net result will be two companies, one focused on semiconductors and the other on storage systems. Both companies will be financially sound, independently managed, and targeted on the growth of their respective markets. Each company will be well positioned to build value for shareholders, customers and employees.”

As reported in LSI Logic’s Form 10-Q for the third quarter of 2003, LSI Logic Storage Systems, Inc.’s revenues were $104 million, or 23 percent of the $450 million reported by LSI Logic. This result represented the sixth consecutive quarter of year-over-year revenue growth for LSI Logic Storage Systems, Inc.

“LSI Logic Storage Systems, Inc. has generated revenue growth and delivered profitability to LSI Logic based on its strong customer engagements, strategic partnerships, market presence, advanced technologies and broad product portfolio,” said Bryon Look, LSI Logic chief financial officer. “The revenues of our Storage Systems subsidiary have returned to their peak levels, achieved in 2000.”

LSI Logic Storage Systems, Inc. designs and manufactures high performance modular enterprise storage platforms and storage management software that are delivered to end users through strategic partners. IBM, StorageTek, the Teradata Division of NCR, and SGI are among the partners who provide total solutions with unique combinations of hardware, software and services for applications including transaction processing, e-mail, data warehousing and scientific research.

The LSI Logic Board of Directors has authorized management to proceed with the separation. Depending on market conditions, LSI Logic is considering an initial public offering (IPO) for the storage systems company in the first half of 2004. At a later date following the IPO, LSI Logic may distribute to its stockholders the remaining shares of the storage systems business in a tax-free transaction or sell or hold any portion of the shares.

The Storage Systems Company

Tom Georgens will be the chief executive officer of the storage systems company. Georgens has served as the president of LSI Logic’s Storage Systems subsidiary for the past five years.

“We have expanded and strengthened our customer relations and strategic partnerships,” said Georgens. “Based on the global trend toward modular, scalable storage systems and LSI Logic Storage Systems’ proven partnership model, we can provide best-in-class solutions to end-market customers.”

Corrigan noted that the current executive team that made the subsidiary a success will remain in place. LSI Logic also plans to identify independent directors to serve on the board of the storage systems company.

Safe Harbor for Forward Looking Statements: This news release contains a number of forward-looking statements that involve risks and uncertainties. These forward-looking statements include, but are not limited to, statements regarding the following: the global movement toward modular, scalable storage systems and software; LSI Logic’s intention to separate its storage systems business from its semiconductor business and to create a separate storage systems company; the ability of the independent storage systems company to unlock the value and potential of the storage systems business; the anticipation that a separation will intensify the market focus and strategic direction of the two companies, benefiting customers, investors and employees; the expectation that both companies will be financially sound, independently managed and targeted on the growth of their respective markets; the positioning of the storage systems company and the semiconductor company with respect to building value for stockholders, customers and employees; the possibility of engaging in an IPO for the storage systems company in the first half of 2004; and the possibility of distributing the remaining shares of the storage systems company in a tax-free transaction or selling or holding a portion of the shares of the storage system company. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The risks and uncertainties include, but are not limited to, the following: the possibility that the semiconductor company’s financial results will be harmed as a result of the separation of the storage systems business; the increased vulnerability of each company to the cyclical nature of each of their respective industries; increased expenses resulting from the separation; employee distraction and the inability of LSI Logic to manage successfully and complete the separation, including the ability to retain and attract key employees; risks relating to the allocation of assets and personnel between the companies; the risk that the IPO for the storage systems company may not occur; the risk of a downturn in the companies’ target markets; the possibility of unfavorable economic conditions in general; and to the extent that the spin-off or a sale of the storage systems company occurs, the risk that the ability of the holders of LSI Logic’s convertible notes to proceed against the full assets of LSI Logic might be impaired. In addition, please see the documents filed by LSI Logic with the SEC, and specifically its most recent reports on Form 10-K, 10-Q and 8-K, for more complete description of the risks and uncertainties facing LSI Logic’s business. LSI Logic undertakes no duty to update the forward-looking statements herein.

About LSI Logic Storage Systems, Inc.
LSI Logic Storage Systems, Inc., a subsidiary of LSI Logic Corporation, designs and manufactures high performance modular enterprise storage platforms and storage management software that is delivered to end users through strategic partners. IBM, SGI, StorageTek and Teradata are among the partners who provide total solutions with unique combinations of hardware, software and services for applications including transaction processing, email, data warehousing and scientific research.

About LSI Logic
LSI Logic Corporation (NYSE: LSI) is a leading designer and manufacturer of communications, consumer and storage semiconductors for applications that access, interconnect and store data, voice and video. In addition, the company supplies storage network solutions for the enterprise. LSI Logic is headquartered at 1621 Barber Lane, Milpitas, CA 95035. http://www.lsilogic.com

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